Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Zeta Network Group

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares	(1)	Other	176,800	$2.49	$440,232.00	0.0001531	$60.40

Total Offering Amounts:							$440,232.00		60.40
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$60.40

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low prices per Class A Ordinary Share of the Registrant on the NASDAQ Capital Market on August 22, 2025, which was $2.49.